Exhibit 23.2

CONSENT OF EXPERT

The undersigned hereby consents to the references to Hains Technology Associates and Donald H. Hains, P. Geo. in the form and context in which they appear in this Registration Statement on Form S-1 (Registration No. 333-175329) of Li3 Energy, Inc. and the related prospectus that is a part thereof.

I further consent to the reference to Donald H. Hains as an independent Qualified Person, as defined by NI 43-101, under the heading “EXPERTS” in the Registration Statement and prospectus that is a part thereof.

/s/ Donald H. Hains
Donald H. Hains, P.Geo.
Principal of Hains Technology Associates